Exhibit 99.1

Revolution Medicines Reports Third Quarter 2025 Financial Results and Update on Corporate Progress

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Company is winding down global enrollment for the RASolute 302 clinical trial studying daraxonrasib in patients with previously treated PDAC and remains on track for data readout in 2026
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Company has initiated RASolute 304, a Phase 3 clinical trial of daraxonrasib as adjuvant treatment for patients with resectable PDAC, and remains on track to initiate RASolute 303 for patients with first line metastatic PDAC this year
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Daraxonrasib has received FDA Breakthrough Therapy Designation, Orphan Drug Designation and a Commissioner’s National Priority Voucher
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New leadership appointments strengthened global development and commercialization capabilities
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Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., Nov 5, 2025 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a late-stage clinical oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter ended September 30, 2025, and provided an update on corporate progress.

“Our diverse clinical and preclinical RAS(ON) inhibitor programs continue to make encouraging progress and deliver on important milestones,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “Backed by robust operational capabilities and a strong financial position, we feel growing momentum in support of our goal to establish new global standards of care for people living with RAS-addicted cancers, including pancreatic, lung and colorectal cancers.”

The company reported significant progress on its near-term strategic priorities:

Execute pivotal trials with daraxonrasib monotherapy in patients with previously treated metastatic pancreatic ductal adenocarcinoma (PDAC) and non-small cell lung cancer (NSCLC)

RASolute 302, a global Phase 3 clinical trial of daraxonrasib in patients with previously treated PDAC, is winding down enrollment globally as the company nears completion of enrollment at all U.S. and international sites. The trial remains on track for an expected data readout in 2026.

For daraxonrasib in pancreatic cancer, the FDA recently granted an Orphan Drug Designation as well as a Commissioner’s National Priority Voucher supporting accelerated review, in addition to the previously awarded Breakthrough Therapy Designation.

RASolve 301, a global Phase 3 trial of daraxonrasib in patients with previously treated NSCLC, is now enrolling patients in Europe and Japan in addition to the U.S.

Advance daraxonrasib into earlier line randomized pivotal trials in patients with PDAC and NSCLC

The company recently disclosed new clinical results supporting initiation of RASolute 303, a global Phase 3 registrational trial of daraxonrasib in first line metastatic PDAC. The company remains on track to initiate the trial this year. The trial will evaluate daraxonrasib as monotherapy and in combination with gemcitabine nab-paclitaxel (GnP), each compared with GnP alone. The company expects to share updated daraxonrasib monotherapy and daraxonrasib plus GnP combination data, each in patients with first line PDAC, including preliminary durability, in the first half of 2026.

The company has initiated RASolute 304, a Phase 3 trial of daraxonrasib as adjuvant treatment for patients with resectable PDAC, and is currently activating trial sites. The trial will evaluate patients after surgical resection and perioperative therapy with standard of care chemotherapy, who will be randomized to either observation or daraxonrasib monotherapy for two years. The primary endpoint is disease-free survival, with secondary endpoints of overall survival and safety.

The company remains on track to initiate a registrational trial in 2026 evaluating daraxonrasib in patients with first line metastatic RAS mutant NSCLC in combination with pembrolizumab and chemotherapy.

Generate sufficient data to inform development priorities for the mutant-selective inhibitors elironrasib and zoldonrasib and prepare to initiate one or more pivotal trials either as monotherapy or in a drug combination

New elironrasib monotherapy data presented recently at the AACR-NCI-EORTC Symposium on Molecular Targets and Cancer Therapeutics (“Triple Meeting”) showed encouraging response rate and progression-free survival in patients with RAS G12C NSCLC who had previously been treated with a KRAS G12C(OFF) inhibitor. The company continues to expand enrollment in this and other elironrasib monotherapy and combination trials as it explores options for continued development of this differentiated and promising RAS(ON) G12C-selective inhibitor.

In addition, at the Triple Meeting the company presented encouraging preclinical data supporting the RAS(ON) inhibitor doublet of zoldonrasib, the company’s G12D-selective inhibitor, and daraxonrasib in models of KRAS G12D PDAC, furthering the rationale for this RAS(ON) inhibitor doublet as a therapeutic strategy.

With zoldonrasib’s differentiated profile, the company believes this G12D-selective inhibitor has the potential to contribute as a key component of combination regimens in first line PDAC with current standard of care chemotherapy and/or with daraxonrasib as a RAS(ON) inhibitor doublet. The company expects to initiate a registrational trial for a zoldonrasib combination in patients with first line metastatic PDAC in the first half of 2026 and one or more additional pivotal combination trials in 2026 that incorporate either zoldonrasib or elironrasib.

Zoldonrasib is also being evaluated in a Phase 1 monotherapy expansion cohort in patients with previously treated NSCLC as well as in combination regimens, including zoldonrasib with pembrolizumab or daraxonrasib, in NSCLC.

Progress earlier stage pipeline, including advancing next-generation innovations from the company’s highly productive discovery organization

RMC-5127, a RAS(ON) G12V-selective inhibitor, is on track toward planned initiation of a Phase 1 trial in Q1 2026.

Clinical Collaboration Updates

The company has several discovery and clinical collaborations exploring a range of combinations of a RAS(ON) inhibitor with inhibitors of novel targets, including vopimetostat (TNG462), a PRMT5 inhibitor, under an agreement with Tango Therapeutics, and ivonescimab, a bi-specific PD-1/VEGF inhibitor, under an agreement with Summit Therapeutics.

Other Corporate Updates

In support of the company’s growing late-stage development activities and commercialization plans, the company recently announced the appointment of Alan Sandler, M.D. as chief development officer, Alicia Gardner as senior vice president and general manager for the U.S. region, and Gerwin Winter as senior vice president and general manager of the European region.

Financial Highlights

Third Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $1.93 billion as of September 30, 2025. This balance includes the receipt of the first royalty monetization tranche of $250 million in June 2025 from the company's partnership with Royalty Pharma, and there remains an additional $1.75 billion in future committed capital under this arrangement.

R&D Expenses: Research and development expenses were $262.5 million for the quarter ended September 30, 2025, compared to $151.8 million for the quarter ended September 30, 2024. The increase in expenses was primarily due to increases in clinical trial expenses and manufacturing expenses for daraxonrasib, zoldonrasib and elironrasib, and personnel-related expenses and stock-based compensation expense related to additional headcount.

G&A Expenses: General and administrative expenses were $52.8 million for the quarter ended September 30, 2025, compared to $24.0 million for the quarter ended September 30, 2024. The increase was primarily due to increases in personnel-related expenses and stock-based compensation expense associated with additional headcount, an increase in commercial preparation activities, and increased legal expenses.

Net Loss: Net loss was $305.2 million for the quarter ended September 30, 2025, compared to net loss of $156.3 million for the quarter ended September 30, 2024.

Financial Guidance

The company reiterates its full year 2025 GAAP net loss guidance of between $1.03 billion and $1.09 billion, which includes estimated non-cash stock-based compensation expense of between $115 million and $130 million.

Webcast

Revolution Medicines will host a webcast this afternoon, November 5, 2025, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a late-stage clinical oncology company developing novel targeted therapies for patients with RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; and zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor, are currently in clinical development. The company anticipates that RMC-5127, a RAS(ON) G12V-selective inhibitor, will be its next RAS(ON) inhibitor to enter clinical development. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-0708 (Q61H) and RMC-8839 (G13C). For more information, please visit www.revmed.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding the company’s financial projections and guidance; the company’s development opportunities, plans and timelines and its ability to build or advance its portfolio and R&D pipeline; progression of clinical studies and findings from these studies, including the tolerability, safety, and potential efficacy of the company’s candidates being studied; the company’s expectations regarding timing of clinical trial initiation, enrollment and data readouts or disclosures and clinical trial designs; collaborations, including the aims and expected benefits of the company’s collaboration with Iambic; plans for developing any of the company's product candidates as part of a combination treatment; sources of capital, including the availability of capital under the Royalty Pharma arrangement and whether the company achieves the milestones associated with certain payments thereunder.

Forward-looking statements are typically, but not always, identified by the use of words such as “aims,” “anticipate,” "believe," "estimate," "expect," "plan," “potential,” “project,” “up to,” "will" and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ development stages, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2025, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:
media@revmed.com
investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$262,506	$151,752	$692,389	$404,129
General and administrative	52,763	23,960	128,354	69,085
Total operating expenses	315,269	175,712	820,743	473,214
Loss from operations	(315,269)	(175,712)	(820,743)	(473,214)
Non-operating income (expense):
Interest income	22,083	20,411	69,402	65,658
Interest expense	(11,428)	—	(12,295)	—
Change in fair value of warrant liabilities and contingent earn-out shares	(592)	(1,269)	(2,731)	4,543
Other income (expense), net	—	282	(42)	(2,511)
Total non-operating income, net	10,063	19,424	54,334	67,690
Loss before income taxes	(305,206)	(156,288)	(766,409)	(405,524)
Net loss	$(305,206)	$(156,288)	$(766,409)	$(405,524)
Net loss per share attributable to common stockholders, basic and diluted	$(1.61)	$(0.94)	$(4.06)	$(2.45)
Weighted-average common shares used to compute net loss per share, basic and diluted	189,231,562	166,843,984	188,657,560	165,576,333

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2025	December 31, 2024

Cash, cash equivalents and marketable securities	$1,931,508	$2,289,299
Working capital (1)	1,731,867	2,163,718
Total assets	2,251,920	2,558,301
Total liabilities	655,016	293,097
Total stockholders' equity	1,596,904	2,265,204

(1)
Working capital is defined as current assets less current liabilities.